Registration No. 333- _________

As filed with the Securities and Exchange Commission on May 5, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GILAT SATELLITE NETWORKS LTD.
 (Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Gilat House
21 Yegia Kapayim Street
Kiryat Arye
Petah Tikva, 49130 Israel
Tel: 972 3-925-2908
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gilat North America, LLC 1750 Old Meadow Road
McLean, VA 22102
Tel: 703-843-9577
Fax: 972 3-9252945
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Alon Levy, Adv. Gilat House 21 Yegia Kapayim Street Kiryat Arye Petah Tikva, 49130 Israel Tel: 972 3-9252908 Fax: 972 3-9252945	Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
Ordinary shares, par value NIS 0.20 per share	(2)	(3)	(2)(3)
Warrants	(2)	(3)	(2)(3)
Debt Securities	(2)	(3)	(2)(3)
Subscription rights	(2)	(3)	(2)(3)
Units	(2)	(3)	(2)(3)
Total			$50,000,000	$635

(1)
Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include unsold securities previously registered by the Registrant on the Registrant’s Registration Statement on Form F-3 (Registration No. 333-174142) filed on May 12, 2011 and declared effective on May 25, 2011 (the “Prior Registration Statement”). The Prior Registration Statement registered the offer and sale of an indeterminate number of ordinary shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants as shall have an aggregate initial offering price not to exceed $50,000,000, all of which securities remain unsold as the date of filing of this Registration Statement. The Registrant has determined to include in this Registration Statement the $50,000,000 of unsold securities under the Prior Registration Statement (the “Unsold Securities”), which aggregate offering price is not specified as to each class of security (see footnote (2). Pursuant to Rule 415(a)(6)under the Securities Act, the filing fee of $5,805 relating to the Unsold Securities under the Prior Registration Statement will continue to be applied to such securities registered pursuant to this Registration Statement. Accordingly, the amount of the registration fee for the registration of the securities under this Registration Statement of $6,440, which has been calculated pursuant to Rule 457(o), has been reduced by $5,805. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

(2)
This Registration Statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the Registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this Registration Statement will not exceed $50,000,000 or if the Registrant issues any debt securities at an original issuance discount, such greater amount as shall result in proceeds of $50,000,000 to the Registrant. The securities covered by this Registration Statement may be sold separately or as units with other classes of the registered securities. The securities covered by this Registration Statement also include such indeterminate numbers of ordinary shares and amount of debt securities as may be issued upon conversion of or exchange for, debt securities or that provide for conversion or exchange, upon exercise of warrants or subscription rights or pursuant to the anti-dilution provisions of any such securities.

(3)
The Registrant will determine the proposed maximum offering price per unit and the proposed maximum aggregate offering price per class from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for each class is omitted pursuant to General Instruction II.C of Form F-3 under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 5, 2014

P R O S P E C T U S

GILAT SATELLITE NETWORKS LTD.

$50,000,000
Ordinary Shares
Warrants
Debt Securities
Subscription Rights
Units

We may offer to the public from time to time in one or more series or issuances:

•	ordinary shares;

•	warrants to purchase ordinary shares or debt securities;

•	debt securities (including convertible debt securities);

•	subscription rights;

or any combination of the above, separately or as units.

We refer to the ordinary shares, warrants, debt securities, subscription rights and units collectively as “securities” in this prospectus. Our ordinary shares are listed on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange under the symbol “GILT.”  On May 2, 2014, the last reported sale price of an ordinary share of our company on the NASDAQ Global Market was $ 4.74.

The securities will have a total public offering price not to exceed $50,000,000.  This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 22.

Investing in these securities involves certain risks.  Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 5, 2014

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we”, “us”, “Gilat” and “our” mean Gilat Satellite Networks Ltd. and its subsidiaries, unless otherwise indicated.

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

PROSPECTUS SUMMARY

We are a leading global provider of broadband satellite communication and networking products and services. We design, produce and market very small aperture terminals, or VSATs, solid-state power amplifiers, or SSPAs, block up converters, or BUCs, and low-profile antennas.  VSATs are earth-based terminals that transmit and receive broadband Internet, voice, data and video via satellite.  VSAT networks have significant advantages over wireline and wireless networks, as VSATs can provide highly reliable, cost-effective, end-to-end communications regardless of the number of sites or their geographic locations.

We have a large installed customer base and since 1989 we have shipped more than one million VSAT units to customers in approximately 90 countries on six continents. We have 21 sales and support offices worldwide, three network operations centers, or NOCs, and five R&D centers.  Our products are primarily sold to communication service providers and operators that use VSATs to serve enterprise, government and residential users or to system integrators that use our technology.  We also provide services directly to end-users in various market segments, including in certain countries in Latin America and also provide managed network services as well as installation services in Australia, over a VSAT network owned by a third party. We were organized as a limited liability company under the laws of the State of Israel in 1987.

Our corporate headquarters, executive offices and main research and development and engineering facilities, as well as facilities for some manufacturing and product assembly, facilities are located at Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel. Our address in the United States is c/o Gilat North America, LLC at 1750 Old Meadow Road, McLean VA. Our telephone number is (972) 3-925-2000. Our web-site address is www.gilat.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Relating to Our Business

We have incurred major losses in past years and may not operate profitably in the future.

We reported an operating loss of $4.1 million and a net loss from continuing operations of approximately $9.6 million in the year ended December 31, 2013, compared to an operating loss of $22.1 million and a net loss of $20.9 million in 2012.  Our 2013 net loss is mainly attributable to the decrease in our revenues compared to 2012.  Our 2012 net loss is primarily attributable to $31.9 million of goodwill and other intangible assets impairment charges related to our 2010 acquisition of Wavestream, as well as to certain restructuring costs. We incurred major losses in prior years and currently have an accumulated deficit of $651 million. We cannot assure you that we can operate profitably in the future. If we do not achieve profitable operations, the viability of our company will be in question and our share price will decline.

Our available cash balance may decrease in the future if we cannot generate cash from operations.

Our cash and cash equivalents as of December 31, 2013 was $58.4 million compared to $67 million as of December 31, 2012. Our positive cash flow from continuing operating activities was approximately $16.4 million and $20 million in years ended December 31, 2013 and 2012, respectively.  If we do not generate sufficient cash from operations in the future, our cash balance will decline and the unavailability of cash could have a material adverse effect on our business, operating results and financial condition.

If the commercial satellite communications markets fail to grow, our business could be materially harmed.

A number of the commercial markets for our products and services in the satellite communications area, including our broadband products, have emerged in recent years. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for commercial satellite communications products fail to grow, our business could be materially harmed. Conversely, growth in these markets could result in satellite capacity limitations which in turn could materially harm our business and impair the value of our shares. Specifically, we derive virtually all of our revenues from sales of satellite based communications networks and related equipment and provision of services related to these networks and products. A significant decline in this market or the replacement of VSAT and other satellite based technologies by an alternative technology could materially harm our business and impair the value of our shares.

Because we compete for large-scale contracts in competitive bidding processes, losing a small number of bids or a decrease in the revenues generated from our large scale projects could have a significant adverse impact on our operating results.

A significant portion of our revenues is derived from acting as the supplier of networks based on VSATs and other satellite-based communication equipment, under large scale contracts that we are awarded from time to time in competitive bidding processes. These large-scale contracts sometimes involve the installation of thousands of VSATs. The number of major bids for these large-scale contracts for satellite-based networks in any given year is limited and the competition is intense. Losing or defaulting on a relatively small number of bids each year could have a significant adverse impact on our operating results.

In 2013 and in 2012, revenues generated from one Commercial Division customer accounted for 21% and 17% of our revenues, respectively. In December 2013, Gilat Colombia has been awarded a project valued at $99 million over approximately three and a half years as part of the Kioscos Digitales project initiated by the Colombian Ministry of Information Technologies and Communications.  In December 2013, Gilat Peru won a $30 million contract from the Peruvian government (through FITEL) for construction of a network, operation over 10 years and other related services.    If we default on any such large scale contract or if such contract is terminated, completed or reduced for any other reason, this could have an adverse impact on our operating results.

We operate in the highly competitive network communications industry. We may be unsuccessful in competing effectively against competitors who have substantially greater financial resources.

We operate in a highly competitive industry of network communications, both in the sales of our products and our services. As a result of the rapid technological changes that characterize our industry, we face intense worldwide competition to capitalize on new opportunities, to introduce new products and to obtain proprietary and standard technologies that are perceived by the market as being superior to those of our competitors. Some of our competitors have greater financial resources, providing them with greater research and development and marketing capabilities. Our competitors may also be more experienced in obtaining regulatory approvals for their products and services and in marketing them. Our relative position in the network communications industry may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances and other initiatives. Our principal competitors in the supply of VSAT networks are Hughes Network Systems, LLC, or HNS, ViaSat Inc. or Viasat, and iDirect Technologies, or iDirect. Most of our competitors have developed or adopted different technology standards for their VSAT products.

Our low-profile in-motion antennas target a market that has not yet matured and we compete with products from competitors such as General Dynamics, Cobham, Orbit Communication Systems and Thinkom Solutions. Wavestream’s competitors include Comtech Xicom Technology, Inc., CPI Satcom (which acquired Codan Satcom in 2012), General Dynamics SATCOM Technologies, and Paradise Datacom.

In addition, the launch of the Wild Blue 1 and ViaSat-1 satellites by ViaSat and of the SPACEWAY-3 and EchoStar XVII  by HNS, enable ViaSat and HNS to offer vertically integrated solutions to their customers, which may further change the competitive environment in which we operate and could have an adverse effect on our business.

In Peru and Colombia, where we primarily operate public rural telecom services (voice, data and Internet), we typically encounter competition on government subsidized bids from various service providers, system integrators and consortiums. Some of these competitors offer solutions based on VSAT technology and some on terrestrial technologies (typically, fiber, DSL, wireless local loop and worldwide interoperability for microwave access, or WiMAX). In addition, as competing technologies such as cellular telephones in Peru and fiber optics in Colombia become available in rural areas where not previously available, our business can be adversely affected.

Our lengthy sales cycles could harm our results of operations if forecasted sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer or sponsor and the execution of a contract with the potential customer or sponsor may be lengthy and vary significantly depending on the nature of the arrangement. During any given sales cycle, we may expend substantial funds and management resources and not obtain significant revenue, resulting in a negative impact on our operating results. In the past, we have seen longer sales cycles in all of the regions in which we do business. In addition, we have seen projects delayed or even canceled, which would also have an adverse impact on our sales cycles. In our defense business, in particular, sales cycles may be longer and it may be difficult to accurately forecast sales due to the uncertainty around defense projects and their award and starting periods.

We may enter into acquisitions that could harm our business, results of operations and financial condition, and dilute our shareholders' equity.

We generally seek to acquire businesses that enhance our capabilities and add new technologies, products, services and customers to our existing businesses. We may not be able to continue to identify acquisition candidates on commercially reasonable terms or at all. If we make additional business acquisitions, we may not realize the benefits anticipated from these acquisitions, including sales growth, cost synergies and improving margins. Furthermore, we may not be able to obtain additional financing for business acquisitions, since such additional financing could be restricted or limited by the terms of our debt agreements or due to unfavorable capital market conditions.

Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as our existing business or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations.

In 2010, we completed the acquisition of RaySat Antenna Systems, or RAS, a leading provider of satcom-on-the-move antenna solutions, of RaySat BG, a Bulgarian research and development center, and of Wavestream, a provider of SSPAs and  BUCs, with high performance solutions designed for mobile and fixed satellite communication, or Satcom, systems worldwide.   We may not be able to successfully integrate the businesses or exploit the solutions that we acquired or will acquire in the future. Future acquisitions may require substantial capital resources, which may not be available to us or may require us to seek additional debt or equity financing.

The risks associated with acquisitions by us include the following, any of which could seriously harm our results of operations or the price of our shares:

•	issuance of equity securities as consideration for acquisitions that would dilute our current shareholders' percentages of ownership;

•	significant acquisition costs;

•	decrease of our cash balance;

•	the incurrence of debt and contingent liabilities;

•	difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;

•	diversion of management's attention from other business concerns;

•	contractual disputes;

•	risks of entering geographic and business markets in which we have no or only limited prior experience;

•	potential loss of key employees of acquired organizations.

•	the possibility that business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of the acquired companies;

•	difficulties in implementing and maintaining uniform standards, controls and policies;

•	the impairment of relationships with employees and customers as a result of integration of new personnel;

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel;

•	loss of significant customers or markets;

•	potential unknown liabilities associated with acquired businesses; and

•	impairment of goodwill and other assets acquired.

In 2012 and in 2011, we recorded impairment of goodwill and intangible assets charges of $31.9 million and $17.8 million, respectively, in connection with our 2010 acquisition of Wavestream.

The continued decline in or a redirection of the U.S. defense budget could result in a material decrease in our sales, results of operations and cash flows.

Our contracts and sales with and to systems integrators in connection with government contracts in the U.S. are subject to the congressional budget authorization and appropriations process. Congress appropriates funds for a given program on a fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress in future fiscal years. Department of Defense, or DoD, budgets are a function of factors beyond our control, including, but not limited to, changes in U.S. procurement policies, budget considerations, current and future economic conditions, presidential administration priorities, changing national security and defense requirements, geopolitical developments and actual fiscal year congressional appropriations for defense budgets. Any of these factors could result in a significant decline in, or redirection of, current and future DoD budgets and impact our future results of operations.

Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on the DoD budget and international customer budgets. The cuts in the DOD budget from the sequestration that was in effect in 2013 and subsequent cuts in the DoD budget for 2014, have had and may continue to result in reduced demand for our products, resulting in a reduction in our revenues, and an adverse effect on our business and results of operations. Additional cuts were proposed for the DoD budget for 2015. If the cuts in the DoD budget affect projects that include our products or if the DoD budget for 2015 is reduced, we expect that such cuts will negatively impact our results of operations and cash flows, and could potentially trigger further goodwill impairment charges.

In 2013, 2012 and 2011, Wavestream’s revenues from the sales of SSPAs to systems integrators for government contracts decreased compared to our forecast and its revenues in the prior year. Subsequently, we recorded impairment charges to goodwill and other intangible assets related to our investment in Wavestream of $31.9 million in 2012 and $17.8 million in 2011.  In 2013, we performed an impairment test and no impairment charges were identified.

Uncertainties in governmental spending may also adversely affect our efforts to further penetrate the defense market with our defense-related products. We expect that RAS will become increasingly dependent on DoD spending for related contracts with system integrators. If such business is not realized and we fail to obtain other business, we would likely record an impairment of goodwill associated with RAS. Any of these events would likely result in a material adverse effect on our financial position, results of operations and cash flows.

Many of our large scale contracts are with governments or large governmental agencies in Latin America and other parts of the world, so that any volatility in the political or economic situation or any unexpected unilateral termination or suspension of payments could have a significant adverse impact on our business.

In recent years, a significant portion of our revenues has been derived from large scale contracts with foreign governments and agencies, either directly or through contractors and system integrators, including those in Peru, Colombia, and Australia. Agreements with the governments in these countries typically include unilateral early termination clauses and involve other risks such as the imposition of new government regulations and taxation that could pose additional financial burdens on us. Changes in the political or economic situation in these countries can result in the early termination of our business there. Any termination of our business in any of the aforementioned countries could have a significant adverse impact on our business.

In December 2013, Gilat Colombia has been awarded a project valued at $99 million over approximately three and a half years as part of the Kioscos Digitales project initiated by the Colombian Ministry of Information Technologies and Communications.  In December 2013, Gilat Peru won a $30 million contract from the Peruvian government (through FITEL) for construction of a network, operation over 10 years and other related services.

If we are unable to competitively operate within the network communications market and respond to new technologies, our business could be adversely affected.

The network communications market, which our products and services target, is characterized by rapid technological changes, new product introductions and evolving industry standards. If we fail to stay abreast of significant technological changes, our existing products and technology could be rendered obsolete. Historically, we have endeavored to enhance the applications of our existing products to meet the technological changes and industry standards. Our success is dependent upon our ability to continue to develop new innovative products, applications and services and meet developing market needs.

To remain competitive in the network communications market, we must continue to be able to anticipate changes in technology, market demands and industry standards and to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. Competitors in satellite ground equipment market and low-profile antenna market are introducing new and improved products and our ability to remain competitive in this field will depend in part on our ability to advance our own technology. New products and technologies for power amplifiers, such as Gallium Nitride, or GaN, may compete with our current Wavestream SSPA offerings and may reduce the market prices and success of Wavestream’s products. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our new products or applications are not accepted by the market, our business, financial condition and operating results could be adversely affected.

A decrease in the selling prices of our products and services could materially harm our business.

The average selling prices of wireless communications products historically decline over product life cycles. In particular, we expect the average selling prices of our products to decline as a result of competitive pricing pressures and customers who negotiate discounts based on large unit volumes.  A decrease in the selling prices of our products and services could have a material adverse effect on our business.

If we are unable to competitively operate within the HTS satellite environment, our business could be adversely affected.

In the U.S. market, some of our competitors have launched Ka-band satellites. These actions may affect our competitiveness due to the relative lower cost of Ka-band space segment per user as well as the increased integration of the VSAT technology in the satellite solution. Due to the current nature of the HTS solution where the initial investment in ground segment gateway equipment is relatively high, ground segment equipment effectively becomes tightly coupled to the specific satellite technology.  As such, there may be circumstances where it is difficult for competitors to compete with the incumbent VSAT vendor using the particular HTS satellite. If this occurs, the market dynamics may change to favor a VSAT vendor partnering with the satellite service provider, which may decrease the number of vendors who may be able to succeed. If we are unable to forge such a partnership our business could be adversely affected.

Although we have entered the HTS market with responsive HTS VSAT technology, we expect that our penetration into that market will be gradual and our success is not assured.  In addition, our competitors, who are producing large numbers of HTS VSATs, may benefit from cost advantages.  If we are unable to reduce our HTS VSAT costs sufficiently, we may not be competitive in the international market. We also expect that competition in this industry will continue to increase.

If we lose existing contracts or orders for our products are not renewed, our ability to generate revenues will be harmed.

A significant part of our business in previous years, including in 2013, was generated from recurring customers. Accordingly, the termination or non-renewal of our contracts could have a material adverse effect on our business, financial condition and operating results.  Some of our existing contracts could be terminated due to any of the following reasons, among others:

•	dissatisfaction of our customers with our products and/or the services we provide or our inability to provide or install additional products or requested new applications on a timely basis;

•	customers' default on payments due;

•	our failure to comply with financial covenants in our contracts;

•	the cancellation of the underlying project by the sponsoring government body; or

•	the loss of existing contracts or a decrease in the number of renewals of orders or a decrease in the number of new large orders.

If we are not able to retain our present customer base and gain new customers, our revenues will decline significantly.

If we fail to penetrate new markets and expand our business in markets other than the defense market in the U.S., our business in the U.S. will remain dependent on the defense market, a reduction of which could have a material adverse effect on our overall business.

A substantial portion of our product revenues from North America are dependent on business from the defense market, being derived directly or indirectly through contractors and system integrators from sales to government agencies, mainly the DoD, pursuant to contracts awarded under defense-related programs. Government spending under such contracts may cease or may be reduced, which would cause a negative effect on our revenues, results of operations, cash flow and financial condition. We experienced a reduction in revenues from such customers in recent years and there is no assurance that there will not be a further reduction in the future. Although we have begun to move into the avionics and international markets, we may not be successful in our plans to penetrate these markets, which are relatively new and untried for our SSPA product line and will require additional expenditures for research and development and sales and marketing.  We may also not be able to develop new technologies for those markets on a timely basis. Barriers to entry into those markets or delays in our development programs could have a material adverse effect on our business and operating results.

Our failure to obtain or maintain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of some of our satellite communication products, related technical information and services is subject to U.S. State Department, Commerce Department and Treasury Department regulations, including International Traffic in Arms Regulations, or ITAR. Under ITAR, our non US employees, including employees of our headquarters in Israel are barred from accessing certain information of our U.S. subsidiaries, unless appropriate licenses are obtained.  In addition to the U.S. export control laws and regulations applicable to us, some of our subcontractors and vendors may also be subject to U.S. export control laws and regulations. These subcontractors and vendors may be forced to flow down requirements and restrictions imposed on products and services we purchase from them. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the U.S., including by entering into technical assistance agreements to disclose technical data or provide services to foreign persons, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as may be required to fulfill contracts we may enter into.

In addition, to participate in classified U.S. government programs, we would have to obtain security clearances from the DoD, for one or more of our subsidiaries that would want to participate.  Such clearance may require that we enter into a proxy agreement or another similar arrangement with the U.S. government, which would limit our ability to control the operations of the subsidiary and which may impose on us substantial administrative burdens in order to comply.  Further, if we materially violate the terms of any proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.  If we fail to maintain or obtain the necessary authorizations under the U.S. export control laws and regulations, we may not be able to realize our market focus and our business could be materially adversely affected.

If we are unable to comply with Israel’s enhanced export control regulations our ability to export our products from Israel could be negatively impacted.

Our export of military products and related technical information is also subject to enhanced Israeli Ministry of Defense regulations regarding defense export controls and the export of “dual use” items (items that are typically sold in the commercial market but that may also be used in the defense market).  Some of our products are exempted from Israeli Ministry of Defense export control. The Israeli Ministry of Defense may change the classification of our existing commercial products or may determine that new products we develop are not exempt from Israeli Ministry of Defense export control. This would place such products subject to the Israeli Ministry of Defense export control regulations as military products or “dual use” items, which would impose on our sales process stringent constraints in relation to each sale transaction and limit our markets. If we do not maintain our existing authorizations and exemption or obtain necessary future authorizations and exemptions under the export control laws and regulations of Israel, including export licenses for the sale of our equipment and the transfer of technical information, we may be unable to export technical information or equipment outside of Israel, we may not be able to realize our market focus and our business could be materially adversely affected.

We are dependent on contracts with governments around the world for a significant portion of our revenue. These contracts may expose us to additional business risks and compliance obligations.

We have focused on expanding our business to include contracts with or for various governments and governmental agencies around the world, including U.S. federal, state, and local government agencies through contractors or systems integrators. Our contracts with international governments generally contain unfavorable termination provisions. Our governmental customers generally may unilaterally suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations and terminate existing contracts and audit our contract-related costs. If a termination right is exercised by a governmental customer, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, our business generated from government contracts may be materially adversely affected if:

•	our reputation or relationship with government agencies is impaired;

•	we are suspended or otherwise prohibited from contracting with a domestic or foreign government or any significant law enforcement agency;

•	levels of government expenditures and authorizations for law enforcement and security related programs decrease or shift to programs in areas where we do not provide products and services;

•
we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations, including those related to procurement;

•	we are not granted security clearances that are required to sell our products to domestic or foreign governments or such security clearances are deactivated;

•	there is a change in government procurement procedures or conditions of remuneration; or

•	there is a change in the political climate that adversely affects our existing or prospective relationships.

We would be adversely affected if we are unable to attract and retain key personnel

Our success depends in part on key management, sales, marketing and development personnel and our continuing ability to attract and retain highly qualified personnel, especially with respect to our acquired companies. There is competition for the services of such personnel.  Recently, three key personnel of our Wavestream subsidiary, including Wavestream’s chief executive officer, have resigned from Wavestream. While we are seeking to replace them, there is no assurance that we will be successful in doing so in a timely manner. The loss of the services of key personnel, and the failure to attract highly qualified personnel in the future, may have a negative impact on our business. Moreover, our competitors may hire and gain access to the expertise of our former employees or our former employees may compete with us.

If demand for our Satcom-On-The-Move products declines or if we are unable to develop products to meet demand, our business could be adversely affected.

Our low-profile in-motion antenna systems and a portion of our SSPA product lines are intended for mobile Satcom-On-The-Move applications.  If the demand for such products declines, or if we are unable to develop products that are competitive in technology and pricing, we may not be able to realize our market focus and our Satcom-On-The-Move business could be materially adversely affected.

We depend on our main facility in Israel and are susceptible to any event that could adversely affect its condition as well as the condition of our facilities elsewhere.

Our principal offices, certain of our manufacturing facilities and most of our research and development facilities are concentrated in a single location in Israel.  We also have significant facilities for research and development and manufacturing of components for our low profile antennas at a single location in Bulgaria as well as a research and development center in Moldova. Wavestream’s principal offices, research and development and engineering and manufacturing facilities are located at a single location in California and its additional research and development and engineering facility is located in Singapore. Fire, natural disaster or any other cause of material disruption in our operation in any of these locations could have a material adverse effect on our business, financial condition and operating results.

We are dependent upon a limited number of suppliers for key components that are incorporated in our products, including those used to build our hubs and VSATs, and may be significantly harmed if we are unable to obtain such components on favorable terms or on a timely basis.  We are also dependent upon a limited number of suppliers of space segment, or transponder capacity, and may be significantly harmed if we are unable to obtain the space segment for the provision of services on favorable terms or on a timely basis.

Several of the components required to build our VSATs and hubs are manufactured by a limited number of suppliers. We have not experienced any difficulties with our suppliers with respect to availability of components. However, we cannot assure you of the continuous availability of key components or our ability to forecast our component requirements sufficiently in advance. Our research and development and operations groups are continuously working with our suppliers and subcontractors to obtain components for our products on favorable terms in order to reduce the overall price of our products. If we are unable to obtain the necessary volume of components at sufficiently favorable terms or prices, we may be unable to produce our products at competitive prices. As a result, sales of our products may be lower than expected, which could have a material adverse effect on our business, financial condition and operating results. In addition, our suppliers are not always able to meet our requested lead times. If we are unable to satisfy customers' needs on time, we could lose their business.

In 2007, we entered into an outsourcing manufacturing agreement with a single source manufacturer for almost all of our VSAT indoor units. This agreement exposes us to certain risks related to our dependence on a single manufacturer which could include failure in meeting time tables and quantities, or material price increases which may affect our ability to provide competitive prices. We estimate that the replacement of the outsourcing manufacturer would, if necessary, take a period of between six to nine months.

There are only a limited number of suppliers of satellite transponder capacity and a limited amount of space segment available. We are dependent on these suppliers for our provision of services in Peru, Colombia and the U.S. While we do secure long term agreements with our satellite transponder providers, we cannot assure the continuous availability of space segment, the pricing upon renewals of space segment and the continuous availability and coverage in the regions where we supply services. If we are unable to secure contracts with satellite transponder providers with reliable service at competitive prices, our services business could be adversely affected.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

Our business is based mainly on our proprietary technology and related products and services. We establish and protect proprietary rights and technology used in our products by the use of patents, trade secrets, copyrights and trademarks. We also utilize non-disclosure and intellectual property assignment agreements. Because of the rapid technological changes and innovation that characterize the network communications industry, our success will depend in large part on our ability to protect and defend our intellectual property rights. Our actions to protect our proprietary rights in our VSAT and SSPAs technology and other products may be insufficient to protect our intellectual property rights and prevent others from developing products similar to our products. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the U.S. or we may have failed to enter into non-disclosure and intellectual property assignment agreements with certain persons.  If we are unable to protect our intellectual property, our ability to operate our business and generate expected revenues may be harmed.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Breaches of network or information technology (IT) security, including unauthorized access or security breaches, inclement weather, natural or man-made disasters, earthquakes, explosions, terrorist attacks, acts of war, floods, fires, cyber attacks, computer viruses, power loss, telecommunications or equipment failures, transportation interruptions, accidents or other disruptive events or attempts to harm our systems  may cause equipment failures or disrupt our systems and operations.  In particular, both unsuccessful and successful cyber attacks on companies have increased in frequency, scope and potential harm in recent years.  Any such event result in our inability to operate our facilities, which, even if the event is for a limited period of time, may result in significant expenses and/or loss of market share to other competitors in the market for telemanagement products and invoice management solutions. While we maintain insurance coverage for some of these events, which could offset some of the losses, the potential liabilities associated with these events could exceed the insurance coverage we maintain.  A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. Any of these occurrences could result in a material adverse effect on our results of operations and financial condition.

We have been subject, and will likely continue to be subject, to attempts to breach the security of our networks and IT infrastructure through cyber attack, malware, computer viruses and other means of unauthorized access. However, to date, we have not been subject to cyber attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

Trends and factors affecting the telecommunications industry are beyond our control and may result in reduced demand and pricing pressure on our products.

We operate in the telecommunication industry and are influenced by trends of that industry, which are beyond our control and may affect our operations. These trends include:

•
adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

•	adverse changes in the credit ratings of our customers and suppliers;

•	adverse changes in the market conditions in our industry and the specific markets for our products;

•	access to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of product and service deployment, of our customers;

•	the amount of network capacity and the network capacity utilization rates of our customers, and the amount of sharing and/or acquisition of new and/or existing network capacity by our customers;

•	the overall trend toward industry consolidation and rationalization among our customers, competitors, and suppliers;

•
price reductions by our direct competitors and by competing technologies including, for example, the introduction of HTS satellite systems by our direct competitors which could significantly drive down market prices or limit the availability of satellite capacity for use with our VSAT systems;

•	conditions in the broader market for communications products, including data networking products and computerized information access equipment and services;

•	governmental regulation or intervention affecting communications or data networking;

•	monetary instability in the countries where we operate; and

•
the effects of war and acts of terrorism, such as disruptions in general global economic activity, changes in logistics and security arrangements, and reduced customer demand for our products and services.

These trends and factors may reduce the demand for our products and services or require us to increase our research and development expenses and may harm our financial results.

Unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition

The financial and economic conditions in the countries in which we operate may cause revenues of our customers to decrease.  This may result in reductions in sales of our products and services in some markets, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers who could, in turn, delay paying their obligations to us or ask us for vendor financing. This could increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. Specific economic trends, such as declines in the demand for telecommunications products and services, the tightening of credit markets, or weakness in corporate spending, could have a direct impact on our business. Any of these events would likely harm our business, operating results and financial condition. If global economic and market conditions do not improve, or weaken further, it may have a material adverse effect on our business, operating results and financial condition.

Our international sales expose us to changes in foreign regulations and tariffs, tax exposures, political instability and other risks inherent to international business, any of which could adversely affect our operations.

We sell and distribute our products and provide our services internationally, particularly in the U.S., Latin America, Asia, Asia Pacific, Africa and Europe. A component of our strategy is to continue and expand in international markets. Our operations can be limited or disrupted by various factors known to affect international trade. These factors include the following:

•	imposition of governmental controls, regulations and taxation which might include a government's decision to raise import tariffs or license fees in countries in which we do business;

•	government regulations that may prevent us from choosing our business partners or restrict our activities;

•
the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-corruption laws in other jurisdictions, which include anti-bribery provisions. We have adopted internal policies mandating compliance with these laws. Nevertheless, we may not always be protected in cases of violation of the FCPA or other anti-corruption laws by our employees or third-parties acting on our behalf. A violation of anti-corruption laws by our employees or third-parties during the performance of their obligations for us may have a material adverse effect on our reputation operating results and financial condition;

•	tax exposures in various jurisdictions relating to our activities throughout the world;

•
political and/or economic instability in countries in which we do or desire to do business. Such unexpected changes have had an adverse effect on the gross margin of some of our projects. We also face similar risks from potential or current political and economic instability as well as volatility of foreign currencies in countries such as Colombia, Brazil, Venezuela and certain countries in East Asia;

•
difficulties in staffing and managing foreign operations that might mandate employing staff in various countries to manage foreign operations. This requirement could have an adverse effect on the profitability of certain projects;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	foreign exchange risks due to fluctuations in local currencies relative to the dollar; and

•
relevant zoning ordinances that may restrict the installation of satellite antennas and might also reduce market demand for our service. Additionally, authorities may increase regulation regarding the potential radiation hazard posed by transmitting earth station satellite antennas' emissions of radio frequency energy that may negatively impact our business plan and revenues.

Any decline in commercial business in any country may have an adverse effect on our business as these trends often lead to a decline in technology purchases or upgrades by private companies. We expect that in difficult economic periods, countries in which we do business will find it more difficult to raise financing from investors for the further development of the telecommunications industry and private companies will find it more difficult to finance the purchase or upgrade of our technology. Any such changes could adversely affect our business in these and other countries.

We may face difficulties in obtaining regulatory approvals for our telecommunication services and products, which could adversely affect our operations.

Certain of our telecommunication operations require licenses and approvals by the Israeli Ministry of Communication and the Federal Communications Commission, or FCC, in the U.S. and by regulatory bodies in other countries. In Israel and the U.S., the operation of satellite earth station facilities and VSAT systems such as ours are prohibited except under licenses issued by the Israeli Ministry of Communication and the FCC in the U.S. Our airborne products require licenses and approvals by the Federal Aviation Agency, or FAA. We must also obtain approval of the regulatory authority in each country in which we propose to provide network services or operate VSATs. The approval process in Latin America and elsewhere can often take a substantial amount of time and require substantial resources.

In addition, any licenses and approvals that are granted may be subject to conditions that may restrict our activities or otherwise adversely affect our operations. Also, after obtaining the required licenses and approvals, the regulating agencies may, at any time, impose additional requirements on our operations. We cannot assure you that we will be able to comply with any new requirements or conditions imposed by such regulating agencies on a timely or economically efficient basis.

Our products are also subject to certain homologation requirements – certification of compliance with local regulatory standards. Delays in receiving such certification could adversely affect our operations.

Inflation, devaluation, and fluctuation of various currencies may adversely affect our results of operations, liabilities, and assets.

Since we operate in several countries, we are impacted by inflation, devaluation and fluctuation of various currencies. We enter into transactions with customers and suppliers in local currencies, whereas the reporting currency of our consolidated financial statements and most of the functional currency of our business is the U.S. dollar. Fluctuations in foreign currency exchange rates in countries where we operate can adversely affect the reflection of these activities in our consolidated financial statements. In addition, fluctuations in the value of our non-dollar revenues, costs, and expenses measured in dollars could materially affect our results of operations, and our balance sheet reflects non-dollar denominated assets and liabilities, which can be adversely affected by fluctuations in the currency exchange rates.

Consequently, we are exposed to risks related to changes in currency exchange rates and fluctuations of exchange rates, any of which could result in a material adverse effect on our business, financial condition and results of operations.

The transfer and use of some of our technology and its production is limited because of the research and development grants we received from the Israeli government to develop such technology.

Our research and development efforts associated with the development of certain of our products have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Economy, or the OCS. We are subject to certain restrictions under the terms of the OCS grants. Specifically, any product incorporating technology developed with the funding provided by these grants may not be manufactured, nor may the technology which is embodied in our products be transferred outside of Israel without appropriate governmental approvals. Such approvals, if granted, may involve increased royalties payments to the OCS (for royalty-bearing programs). These restrictions do not apply to the sale or export from Israel of our products developed with this technology.

We may be subject to claims by third parties alleging that we infringe intellectual property owned by them. We may be required to commence litigation to protect our intellectual property rights. Any intellectual property litigation may continue for an extended period and may materially adversely affect our business, financial condition and operating results.

There are numerous patents, both pending and issued, in the network communications industry. We may unknowingly infringe on a patent. We may from time to time be notified of claims that we are infringing on patents, copyrights or other intellectual property rights owned by third parties. While we do not believe that we have infringed in the past or are infringing at present on any intellectual property rights of third parties, we cannot assure you that we will not be subject to such claims or that damages for any such claim will not be awarded against us by court.

In addition, we may be required to commence litigation to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third-party claims of invalidity or infringement. An adverse result in the pending litigation or any litigation could force us to pay substantial damages, stop designing, manufacturing, using or selling related products, spend significant resources to develop alternative technologies, discontinue using certain processes or obtain licenses. In addition, we may not be able to develop alternative technology, and we may not be able to find appropriate licenses on reasonably satisfactory terms. Any such litigation, including the pending litigation in which we are currently involved, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and operating results.

We are subject to new regulations related to “conflict minerals”, which could adversely impact our business.

In August 2012, based on the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Securities and Exchange Commission adopted annual disclosure and reporting requirements for those companies who use certain minerals known as “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries in their products. These new requirements became effective for calendar year 2013 and annually thereafter, with initial disclosure requirements beginning in May 2014. There have been and will continue to be costs associated with complying with these disclosure requirements, including for diligence to determine the sources of conflict minerals used in our products and potentially changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of materials used in our products. As there may be only a limited number of suppliers offering “conflict free" minerals, we cannot be sure that we will be able to obtain necessary conflict minerals from such suppliers in sufficient quantities or at competitive prices. Also, we may face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins for all conflict minerals used in our products through the procedures we may implement.

Potential product liability claims relating to our products could have a material adverse effect on our business.

We may be subject to product liability claims relating to the products we sell. Potential product liability claims could include, among other things, those for exposure to electromagnetic radiation from the antennas we provide. We endeavor to include in our agreements with our business customers provisions designed to limit our exposure to potential claims. We also maintain a product liability insurance policy. However, our contractual limitation of liability may be rejected or limited in certain jurisdiction and our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claim. Our business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by our insurance or exceed our coverage.

Our insurance coverage may not be sufficient for every aspect or risk related to our business.

Our business includes risks, only some of which are covered by our insurance. For example, in many of our satellite capacity agreements, we do not have a backup for satellite capacity, and we do not have indemnification or insurance in the event that our supplier's satellite malfunctions or data is lost. Satellites utilize highly complex technology and operate in the harsh environment of space and therefore are subject to significant operational risks while in orbit. The risks include in-orbit equipment failures, malfunctions and other kinds of problems commonly referred to as anomalies. Satellite anomalies include, for example, circuit failures, transponder failures, solar array failures, telemetry transmitter failures, battery cell and other power system failures, satellite control system failures and propulsion system failures. Liabilities in connection with our products may be covered by insurance only to a limited extent or not covered at all. In addition, we are not covered by our insurance for acts of fraud or theft. Our business, financial condition and operating results could be materially adversely affected if we incur significant costs resulting from these exposures.

Environmental laws and regulations may subject us to significant liability.

Our operations are subject to various Israeli, U.S. federal, state and local as well as certain other foreign environmental laws and regulations within the countries in which we operate relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in our operations.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements may require us to incur a significant amount of additional costs in the future and could decrease the amount of cash flow available to us for other purposes, including capital expenditures, research and development and other investments and could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.

Risks Related to Ownership of Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

The trading price of our shares has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly telecommunication and Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Securities class action litigation against us could result in substantial costs and a diversion of our management's attention and resources.

Our operating results may vary significantly from quarter to quarter and these quarterly variations in operating results, as well as other factors, may contribute to the volatility of the market price of our shares.

Our operating results have and may continue to vary significantly from quarter to quarter. The causes of fluctuations include, among other things:

•	the timing, size and composition of orders from customers;

•	the timing of introducing new products and product enhancements by us and the level of their market acceptance;

•	the mix of products and services we offer; and

•	the changes in the competitive environment in which we operate.

The quarterly variation of our operating results, may, in turn, create volatility in the market price for our shares. Other factors that may contribute to wide fluctuations in our market price, many of which are beyond our control, include, but are not limited to:

•	economic instability;

•	announcements of technological innovations;

•	customer orders or new products or contracts;

•	competitors' positions in the market;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the VSAT and other technology industries relevant to our businesses;

•	our earnings releases and the earnings releases of our competitors; and

•	the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

In addition to the volatility of the market price of our shares, the stock market in general and the market for technology companies in particular have been highly volatile and at times thinly traded. Investors may not be able to resell their shares during and following periods of volatility.

We may in the future be classified as a passive foreign investment company, or PFIC, which will subject our U.S. investors to adverse tax rules.

Holders of our ordinary shares who are U.S. residents may face income tax risks. There is a risk that we will be treated as a “passive foreign investment company” or PFIC.  Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our ordinary shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a PFIC for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income”. Those holders of shares in a PFIC who are citizens or residents of the U.S. or domestic entities would alternatively be subject to a special adverse U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. In particular, any dividends paid by us, if any, would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders.

The concentration of our ordinary share ownership may limit our shareholders’ ability to influence corporate matters.

As of May 5, 2014, FIMI Opportunity IV, L.P., FIMI Israel Opportunity IV, Limited Partnership, FIMI Opportunity V, L.P. and FIMI Israel Opportunity Five, Limited Partnership, or the FIMI Funds, and entities affiliated with the FIMI Funds beneficially own approximately 23.2% of our outstanding ordinary shares, York Capital Management, or York, and entities affiliated with York beneficially own approximately 14.2% of our outstanding ordinary shares and Itshak Sharon (Tshuva), Delek Group Ltd. and The Phoenix Holding Ltd. beneficially own approximately 6% of our outstanding ordinary shares. As a result, these shareholders may have a substantial influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial.

Future sales of our ordinary shares and the future exercise of options may cause the market price of our ordinary shares to decline and may result in a substantial dilution.

We cannot predict what effect, if any, future sales of our ordinary shares by the FIMI Funds, York and our other significant shareholders, or the availability for future sale of our ordinary shares, including shares issuable upon the exercise of our options, will have on the market price of our ordinary shares. Pursuant to a registration rights agreement with York, we filed a registration statement with the Securities and Exchange Commission originally allowing for the disposition of 8,121,651 shares by York from time to time.  In addition, in May 2011we filed a shelf registration statement with the Securities and Exchange Commission allowing for our issuance and sale of up to $50 million in ordinary shares, warrants to purchase ordinary shares or debt securities, or debt securities consisting of debentures, notes or other evidences of indebtedness. The shelf registration statement will expire in May 2014  and is planned to be replaced with this registration statement. Sales of substantial amounts of our ordinary shares in the public market by our company or our significant shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price you deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to continue retaining earnings for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. In addition, the terms of some of our financing arrangements restrict us from paying dividends to our shareholders.  Any future dividend distributions are subject to the discretion of our board of directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our board of directors.  The distribution of dividends is also limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of the court.  You should not rely on an investment in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded on the NASDAQ Global Select Market and on the TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Select Market, and NIS on the TASE), and at different times (resulting from different time zones, different trading days and different public holidays in the U.S. and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

If we are unable to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the reliability of our financial statements may be questioned and our share price may suffer.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and on our executives and directors. To comply with this statute, we are required to document and test our internal control over financial reporting, and our independent registered public accounting firm must issue an attestation report on our internal control procedures, and our management is required to assess and issue a report concerning our internal control over financial reporting. Our efforts to comply with these requirements have resulted in increased general and administrative expenses and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal control over financial reporting could result in investigation or sanctions by regulatory authorities, and could adversely affect our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

Risks Related to Our Location in Israel

Political and economic conditions in Israel may limit our ability to produce and sell our products. This could have a material adverse effect on our operations and business condition, harm our results of operations and adversely affect our share price.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters, manufacturing facilities and most of our research and development facilities. As a result, political, economic and military conditions affecting Israel directly influence us.  Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could adversely affect our business, financial condition and results of operations.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2014. In recent years, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups. Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon. To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia, that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries directly from Israel. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Your rights and responsibilities as a shareholder are governed by Israeli law and differ in some respects from those under Delaware law.

Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revisions in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements, which may not afford shareholders with the same protections that shareholders of domestic companies have. We follow Israeli law and practice instead of NASDAQ rules regarding the director nominations process and the requirement to obtain shareholder approval for the establishment or amendment of certain equity-based compensation plans and arrangements.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules.  We follow Israeli law and practice instead of The NASDAQ Marketplace Rules with respect to the director nominations process, the compensation of executive officers and the requirement to obtain shareholder approval for the establishment or material amendment of certain equity-based compensation plans and arrangements.  As a foreign private issuer listed on the NASDAQ Global Select Market, we may also follow home country practice with regard to, among other things, the requirement to obtain shareholder approval for certain dilutive events (such as for an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

A significant number of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by a significant absence of one or more of our key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

Because most of our revenues are generated in U.S. dollars or are linked to the U.S. dollar while a portion of our expenses are incurred in NIS and various other currencies, our results of operations would be adversely affected if inflation in Israel and other relevant countries is not offset on a timely basis by a devaluation of the local currency against the dollar.

Most of our revenues are in dollars or are linked to the U.S. dollar, while a portion of our expenses, principally salaries and related personnel expenses, are in NIS and various other currencies, including currencies in Australia, Peru, Colombia, Brazil, Russia and Mexico. Therefore, our non-dollar costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the respective currency.  We are also exposed to the risk that the rate of inflation in the countries in which we operate will exceed the rate of devaluation of the local currency in relation to the U.S. dollar or that the timing of this devaluation will lag behind inflation in such country.  This would have the effect of increasing the dollar cost of our operations.  We cannot predict any future trends in the rate of inflation in the countries in which we operate or the rate of devaluation or appreciation of the local currency in such countries against the U.S. dollar.  If the dollar cost of our operations in such countries increases, our dollar-measured results of operations will be adversely affected.

You may not be able to enforce civil liabilities in the U.S. against our officers and directors.

Almost all of our executive officers and Israeli experts  reside outside the U.S., and a significant portion of our assets and the personal assets of most of our directors and executive officers are located outside the U.S. Therefore, it may be difficult to effect service of process upon any of these persons within the U.S. In addition, a judgment obtained in the U.S. against us, or against such individuals, including but not limited to judgments based on the civil liability provisions of the U.S. federal securities laws, may not be collectible within the U.S.

It may also be difficult to bring an original action in an Israeli court to enforce judgments based upon the U.S. federal securities laws against us and most of our directors and executive officers. Subject to particular time limitations, executory judgments of a U.S. court for liquidated damages in civil matters may be enforced by an Israeli court, provided that:

•
the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and according to the rules of private international law prevailing in Israel;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment on the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

Additionally, it may be difficult for an investor or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the ground that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law is applicable to the claim. Certain matters of procedures will also be governed by Israeli law.

Israeli law may delay, prevent or make difficult a merger with or an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

Under current Israeli law and the laws of other jurisdictions, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We currently have non-competition clauses in the employment agreements of substantially all of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors for a certain period of time. Israeli labor courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company's intellectual property). In the event that any of our employees chooses to leave and work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise of our former employee obtained from us, if we cannot demonstrate to the court that our interests as defined by case law would be harmed. Non-competition clauses may be unenforceable or enforceable only to a limited extent in other jurisdictions as well.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges:

	Year Ended December 31,
	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges*	3.29	15.12	0.23	(6.59)	(3.39)

*    The data in this table excludes the results of our former subsidiary, Spacenet Inc., which was sold by us in 2013 and which results are accounted in our financials as discontinued operations.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization as of December 31, 2013.

As of December 31, 2013
(U.S. dollars in thousands)
Short-term debt (including current maturities of long term loans and debt)	4,665
Long-term loans	31,251
Total shareholders' equity	226,033
Total liabilities and shareholders' equity	368,768

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “GILT” and are listed on the Tel Aviv Stock Exchange. On May 2, 2014, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $ 4.74 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $ 4.82.

Annual Share Price Information

The following table sets forth, each of the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the TASE. In January 2011, our ordinary shares started trading on the NASDAQ Global Select Market.

	NASDAQ		TASE
Year	High	Low	High	Low

2009	$4.98	$2.69	$5.20	$2.75
2010	$6.25	$3.96	$6.25	$3.99
2011	$5.85	$3.11	$5.85	$3.18
2012	$5.57	$2.35	$5.56	$2.43
2013	$6.04	$4.17	$5.96	$4.11

Quarterly Share Price Information

The following table sets forth, for each of the full financial quarters in the years indicated the high and low market prices of our ordinary shares on the NASDAQ Global Market on the Global Select Market and the TASE:

	NASDAQ		TASE
	High	Low	High	Low

2012
First quarter	$4.21	$3.77	$4.20	$3.72
Second quarter	$4.15	$3.07	$4.18	$3.12
Third quarter	$4.08	$2.35	$4.03	$2.43
Fourth quarter	$5.57	$4.02	$5.56	$4.02

2013
First quarter	$5.88	$5.26	$5.79	$5.25
Second quarter	$5.72	$5.20	$5.78	$5.26
Third quarter	$6.04	$4.60	$5.96	$4.64
Fourth quarter	$5.24	$4.17	$5.28	$4.11

2014
First quarter	$5.59	$4.63	$5.57	$4.64
Second quarter (as of May 2, 2014)	$5.03	$4.67	$5.08	$4.80

Monthly Share Price Information

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Select Market and the TASE:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
November 2013	$5.24	$4.44	$5.28	$4.43
December 2013	$4.74	$4.17	$4.76	$4.11
January 2014	$4.95	$4.66	$4.96	$4.65
February 2014	$5.41	$4.63	$5.38	$4.64
March 2014	$5.59	$4.94	$5.57	$5.01
April 2014	$5.03	$4.75	$5.08	$4.80

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in any one or more of the following methods from time to time:

•	to or through one or more underwriters on a firm commitment or best efforts basis;

•
to or through dealers, who may act as agents or principals, including a block trade (which may involve crosses) in which a broker or dealer so engaged will attempt to sell as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through privately negotiated transactions;

•	directly to purchasers, including our affiliates;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	exchange distributions and/or secondary distributions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	transactions not involving market makers or established trading markets, including direct sales or privately negotiated transactions;

•	transactions in options, swaps or other derivatives that may or may not be listed on an exchange or

•	in any combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, which may include:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges or markets on which such securities may be listed. and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, or in a combination of any of the above noted pricing methods.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority, or FINRA, limitations. In particular, in compliance with the guidelines of FINRA, the aggregate maximum fees or other items of value to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this registration statement.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

We also may sell directly to investors through subscription rights distributed to our shareholders on a pro rata basis. In connection with any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.  We may use underwriters, dealers, agents and remarketing firms with whom we have a material relationship.  We will describe in the prospectus supplement, naming the underwriter, dealers, agents and/or remarketing firm and the nature of any such relationship.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Company or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities.

The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Company or any of its subsidiaries and will describe the remarketing firm's compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with the Company or any of its subsidiaries to indemnification by the Company or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Company or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts.  These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market.  These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering.  Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions.  These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 90,000,000 ordinary shares, nominal value NIS 0.20 per share.  All outstanding ordinary shares are validly issued and fully paid.  Certain rights attached to the ordinary shares are as described below.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy.  These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits.  Our ordinary shares are entitled to the full amount of any cash or share dividend declared, in proportion to the paid up nominal value of their respective holdings.  In the event of liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the paid up nominal value of their respective holdings. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Generally, pursuant to the Israeli Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors.  Accordingly, under Article 52 of our Articles of Association, our Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

Under the Israeli Companies Law, dividends may be paid only out of a company’s net profits for the two years preceding the distribution of the dividends, or from accumulated retained earnings, calculated in the manner prescribed in the Israeli Companies Law.  Pursuant to the Israeli Companies Law, in any distribution of dividends, our Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent our company from meeting our existing and foreseeable obligations as they become due.  Our Articles of Association provide that no dividends shall be paid otherwise than out of our profits and that any such dividend shall carry no interest.  In addition, upon the recommendation of our Board of Directors, approved by the shareholders, we may cause dividends to be paid in kind.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

Annual and Special General Meetings

Record Date for General Meeting. Under the regulations promulgated under the Israeli Companies Law, for the purpose of a shareholder vote, the record date for companies traded outside of Israel, such as our company, can be set between four and 40 days before the date of the meeting.

Notice of General Meetings; Omission to Give Notice. The Companies Law provides that a company whose shares are traded on an exchange must give notice of a general meeting to its shareholders of record at least 21 days, and in certain instances at least 35 days, prior to the meeting, unless the company’s articles provide that a notice need not be sent. Accordingly, Article 25(a) of our Articles of Association provides that not less than 21 days’ prior notice shall be given to shareholders of record of every general meeting of shareholders. It further provides that notice of a general meeting of shareholders shall be given in accordance with any law and otherwise as the Board of Directors may determine. In addition, Article 25(c) of our Articles of Association provides that no shareholder present, in person or by proxy, at the commencement of a general meeting of shareholders shall be entitled to seek the revocation of any proceedings or resolutions adopted at such general meeting of shareholders on grounds of any defect in the notice of such meeting relating to the time or the place thereof.

Annual General Meetings and Special General Meetings. Under the Israeli Companies Law, an annual meeting of the shareholders should be held once in every calendar year and not more than 15 months from the last annual meeting. The Israeli Companies Law provides that a special meeting of shareholders must be called by the board of directors upon the written request of (i) two directors, (ii) one-fourth of the serving directors, (iii) one or more shareholders who hold(s) at least five percent of the issued share capital and at least one percent of the voting power of the company, or (iv) one or more shareholders who have at least five percent of the voting power of the company. Within 21 days of receipt of such demand, the board of directors is required to convene the special meeting for a time not later than 35 days after notice has been given to the shareholders. Article 24 of our Articles of Association provides that our Board of Directors may call a special meeting of the shareholders at any time and shall be obligated to call a special meeting as specified above.

Quorum at General Meetings. Under Article 26(b) of our Articles of Association, the required quorum for any general meeting of shareholders and for any class meeting is two or more shareholders present in person or by proxy and holding at least twenty five percent (25%) of the issued shares (or of the issued shares of such class in the event of a class meeting). The required quorum in a meeting that was adjourned because a quorum was not present, shall be two shareholders present in person or by proxy. Under Article 26(c) of our Articles of Association, if the original meeting was called as a special meeting, the quorum in the adjourned meeting shall be one or more shareholders, present in person or by proxy and holding the number of shares required to call such a meeting.

Adoption of Resolutions at General Meetings. Article 28(b) of our Articles of Association provides for voting by a written ballot only. In addition, Article 28(c), in accordance with the Companies Law, provides that the declaration of the Chairman of the Meeting as to the results of a vote is not considered to be conclusive, but rather prima facie evidence of the fact. Under our Articles of Association, unless a different majority is required by law, any resolution of the shareholders, except a resolution for a voluntary liquidation of the company and, in certain circumstances, a resolution to amend our Articles of Association, shall be deemed adopted if approved by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy.

Modification of Rights Attached to Shares. The rights attached to any class of shares (unless otherwise provided by the terms of issue of such class), such as voting, dividends and the like, may be modified by the affirmative vote of a majority of the issued shares of the class at a general meeting of the holders of the shares of such class.

Transfer Agent and Registrar. The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219

Board of Directors

Under our Articles of Association, our Board of Directors shall consist of not less than five and not more than nine directors as shall be determined from time to time by a majority vote at the general meeting of our shareholders.  Our shareholders have resolved that our Board of Directors should consist of a total of eight directors, including two external directors.   Each director is elected to serve until the next annual general meeting of shareholders and until his or her successor has been elected, except with respect to external directors as defined under the Israeli Companies Law.  Under the Israeli Companies Law, companies registered under the laws of Israel the shares of which have been offered to the public in or outside of Israel are required to appoint no less than two external directors.  The initial term of an external director is three years and may be extended for additional terms of three years.  Currently, the Company has two external directors. There is no age limit requirement for retirement or non-retirement of directors.

Our Articles further provide that each beneficial owner of 14% or more of our issued and outstanding ordinary shares shall be entitled to appoint, at each annual general meeting of our shareholders, one member to our Board of Directors referred to as an Appointed Director, provided that a total of not more than four Appointed Directors are so appointed.  In the event more than four such qualifying beneficial owners notify us that they desire to appoint an Appointed Director, only the four shareholders beneficially owning the greatest number of shares shall each be entitled to appoint an Appointed Director.

For the purposes of the preceding paragraph, a “beneficial owner” of ordinary shares means any person or entity who, directly or indirectly, has the power to vote, or to direct the voting of, such ordinary shares.  All ordinary shares beneficially owned by a person or entity, regardless of the form which such beneficial ownership takes, shall be aggregated in calculating the number of ordinary shares beneficially owned by such person or entity. All persons and entities that are affiliates (as defined below) of each other shall be deemed to be one person or entity for the purposes of this definition. For the purposes of the preceding paragraph, an “affiliate” means, with respect to any person or entity, any other person or entity controlling, controlled by, or under common control with such person or entity.  “Control” shall have the meaning ascribed to it in the Israeli Securities Law – 1968, i.e., the ability to direct the acts of a company. Any person holding one half or more of the voting power of a company of the right to appoint directors or to appoint the chief executive officer is presumed to have control of the company.

The Articles further stipulate that as a condition to the appointment of an Appointed Director, any appointing shareholder that delivers to our company a letter of appointment shall, prior to such delivery, be required to file with the Securities and Exchange Commission a Schedule 13D, or an amendment to its Schedule 13D if there is any change in the facts set forth in its Schedule 13D already on file with the Securities and Exchange Commission which discloses any such change in its holdings of ordinary shares, regardless of whether any filing or amendment is required to be filed under the rules of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  In addition, any Appointing Shareholder shall be obligated to notify us in writing of any sale, transfer, assignment or other disposition of any kind of ordinary shares by such appointing shareholder that results in the reduction of its beneficial ownership to below the percentage indicated above, immediately after the occurrence of such disposition of shares but in any event not later than the earliest of (i) ten (10) days thereafter, or (ii) the next Annual General Meeting. Without derogating from the foregoing, so long as an Appointed Director serves on the Board of Directors, the appointing shareholder which appointed such Appointed Director shall provide us, upon our written request at any time and from time to time, with reasonable evidence of its beneficial ownership in our company.

Under our Articles of Association, so long as our ordinary shares are listed for trading on NASDAQ, we may require that any Appointed Director qualify as an “independent director” as provided for in the NASDAQ rules then in effect. In addition, in no event may a person become an Appointed Director unless such person does not, at the time of appointment, and did not, within two years prior thereto, engage, directly or indirectly, in any activity which competes with us, whether as a director, officer, employee, contractor, consultant, partner or otherwise.

Under our Articles of Association, the annual general meeting of our shareholders, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy, will elect the remaining members of the Board of Directors. At any annual general meeting at which Appointed Directors are appointed as set forth above, the calculation of the vote of any beneficial owner who appointed a director pursuant to the preceding paragraph shall not take into consideration, for the purpose of electing the remaining directors, ordinary shares constituting 14% of our issued and outstanding ordinary shares held by such appointing beneficial owner.

Appointed Directors may be removed by our Board of Directors when the beneficial ownership of the shareholder who appointed such Appointed Director falls below 14% of our ordinary shares. In addition, the office of an Appointed Director will expire upon the removal of the Appointed Director by the shareholder who appointed such Appointed Director or when the Appointed Director ceases to qualify as an “independent director” as set forth above.

Article 39 of our Articles of Association further provides that the affirmative vote of a majority of the shares then represented at a general meeting of shareholders shall be entitled to remove director(s) other than Appointed Directors from office (unless pursuant to circumstances or events prescribed under the Companies Law), to elect directors instead of directors so removed or to fill any vacancy, however created, in the Board of Directors. Subject to the foregoing and to early resignation or ipso facto termination of office as provided in Article 42 of our Articles of Association, each director shall serve until the adjournment of the annual general meeting following the general meeting at which such director was elected.

Our directors may, at any time and from time to time, appoint a director to temporarily fill a vacancy on the Board of Directors or in their body (subject to the maximum number of directors in the Board of Directors as set forth above), except that if the number of directors then in office constitutes less than a majority of the number of directors set by the shareholders, as mentioned above, they may only act in an emergency, or to fill the vacancy up to the minimum number required to effect corporate action or in order to call a general meeting for the purpose of electing directors.

Compensation of Directors.  Under the Israeli Companies Law, as was most recently amended in November 2012, compensation of directors generally requires the approval of the compensation committee, the board of directors and the stockholders in a general assembly.

Disclosure of Personal Interests of an Office Holder and Approval. The Israeli Companies Law requires that an office holder promptly, and no later than the first board meeting at which such transaction is considered, disclose any personal interest that he or she may have and all related material information known to him or her and any documents in their possession, in connection with any existing or proposed transaction relating to our company.  In addition, if the transaction is an extraordinary transaction, that is, a transaction other than in the ordinary course of business, other than on market terms, or likely to have a material impact on the company’s profitability, assets or liabilities, the office holder must also disclose any personal interest held by the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of the foregoing (“relatives”), or by any corporation in which the office holder or a relative  is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager.

In the case of a transaction with a director or officeholder or with another person in which a director or officeholder has a "personal interest" which is not an extraordinary transaction, subject to the director or officeholder's disclosure of his or her interest, board approval is generally sufficient for the approval of the transaction. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the board of directors and the audit committee. In some circumstances shareholder approval is also required. The transaction must not be adverse to the company's interest. Generally, in all matters in which a director has a personal interest he or she shall not be permitted to vote on the matter or be present in the meeting in which the matter is considered, except in case of a transaction that is not extraordinary or for the purpose of presenting the proposed transaction, if the chairman of the audit committee or board of directors (as applicable) determines it necessary.

Change of Control Provisions Under Israeli Law

The Israeli Companies Law provides that an acquisition of shares in a public company, such as ours, must be made by means of a tender offer, if, as a result of the acquisition, the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% percent of the voting rights. Similarly, the Israeli Companies Law provides that an acquisition of the shares must be made by means of a tender offer, if, as a result of the acquisition, a person would become a holder of 45% of the voting rights in the company, unless there is another person holding at that time more than 45% of the voting rights of the company.

The Israeli Companies Law provides for mergers between Israeli companies, if each party to the transaction obtains the appropriate approval of its board of directors and shareholders. A “merger” is defined in the Companies Law as a transfer of all assets and liabilities (including conditional, future, known and unknown liabilities) of a target company to another company, the consequence of which is the dissolution of the target company in accordance with the provisions of the Companies Law. For purposes of the shareholder vote of each merging entity, unless a court rules otherwise, the merger requires the approval of a majority of the shares of that entity that are not held by the other entity or are not held by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other entity. Article 69A of our Articles of Association provides that a merger requires the approval of the holders of a majority of the shares voting thereon.

If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. In the event that the merger transaction has not been approved by either of the above-described special majorities (as applicable), the holders of at least 25% of the voting rights of the company may apply to a court for approval of the merger.  The court may approve the merger if it is found that the merger is fair and reasonable, taking into account the valuation of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, a court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger to their creditors.

A merger may not be completed unless at least 50 days have passed from the date that a proposal of the merger was filed with the Israeli Registrar of Companies by each merging company and 30 days from the date that shareholder approval of both merging companies was obtained.  The merger proposal may be filed once a shareholder meeting has been called to approve the merger.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Gilat Satellite Networks Ltd. and the trustee identified in the applicable prospectus supplement.  The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.  The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.  We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Gilat Satellite Networks Ltd.

One or more debt securities may be sold at a substantial discount below their stated principal amount.  We may also issue debt securities in bearer form, with or without coupons.  If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units.  If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase our ordinary shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we offer, if any, will, to the extent applicable, include specific terms relating to the offering, including some or all of the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each ordinary share upon the exercise of the subscription rights;

•	the number of subscription rights to be issued to each shareholder;

•	the number and terms of the shares ordinary shares which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement which may be entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription right agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of the applicable subscription right agreement if we offer subscription rights, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable subscription right agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of the applicable unit agreement if we offer warrants, see the sections entitled “Where You Can Find More Information” and “Incorporation of Information by Reference”. We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998.  Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions).  Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Gilat North America, LLC; 1750 Old Meadow Road; McLean, VA 22102.

OFFERING EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	635
Legal fees and expenses	7,500
Accountants’ fees and expenses	-
Printing fees	2,867
Miscellaneous	-
Total	$11,002

*Reflects the registration fee attributable to the $50 million of securities registered on this registration statement. Does not reflect the $  5,805 in registration fees in respect of unsold securities being included in this registration in reliance on Rule 415(a)(6), which registration fees were previously paid by the registrant in connection with the filing of its Registration Statement on Form F-3 (Reg. No. 333-174142) which was declared effective by the SEC on May 25,2011.

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.  The validity of the securities offered hereunder will be passed upon for us by Alon Levy, Advocate, our Vice President, General Counsel and Corporate Secretary.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years ended December 31, 2013 included in our Annual Report on Form 20-F, have been audited by Kost Forer Gabbay & Kasierer, an independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on May 5, 2014, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 000-21218). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-21218).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2013;

•	Our Report on Form 6-K dated April 2, 2014.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests Gilat Satellite Networks Ltd., Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel, Attn: Alon Levy, Vice President, General Counsel & Corporate Secretary, telephone number +972-3-925-2908. You may also obtain information about us by visiting our website at www.gilat.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm.  Since November 4, 2002, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov.   In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

•	the judgment is no longer appealable,

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud,

•	there was no due process,

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency.  Judgment creditors must bear the risk of unfavorable exchange rates.

GILAT SATELLITE NETWORKS LTD.

Ordinary Shares
Warrants
Debt Securities
Subscription Rights
Units
____________________________

PROSPECTUS
____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

May 5, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Exemption, Indemnification and Insurance of Directors and Officers.

Under the Israeli Companies Law, a company may not exempt an office holder from liability with respect to a breach of his fiduciary duty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.  However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in connection with distributions (as defined in the Companies Law) or for such breaches as listed below.

Pursuant to the Companies Law, a company may indemnify an office holder against: (i) a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court; (ii) reasonable litigation expenses, including attorney’s fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent  authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and (iii) expenses, including reasonable litigation expenses and legal fees, incurred by an office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may impose financial sanction pursuant to the provisions of Chapter H'3 under the Israeli Securities Law, 1968, or the Securities Law, or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Securities Law, or (C) infringements pursuant to the provisions of Chapter I'1 under the Securities Law.

The indemnification of an office holder must be expressly allowed in the articles of association, under which the company may (i) undertake in advance to indemnify its office holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or (ii) provide indemnification retroactively at amounts deemed to be reasonable by the board of directors.

A company may also procure insurance for an office holder's liability in consequence of an act performed in the scope of his office, in the following cases: (i) a breach of the duty of care of such office holder, (ii) a breach of the fiduciary duty, only if the office holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the company, or (iii) a monetary obligation imposed on the office holder for the benefit of another person. Subject to the provisions of the Companies Law and the Securities Law, a company may also enter into a contract for procurement of insurance for an office holder for (a) expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of a proceeding instituted against such office holder in relation to (A) infringements that may impose financial sanction pursuant to the provisions of Chapter H'3 under the Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Securities Law and (b) payments made to the injured parties of such infringement under Section 52ND(a)(1)(a) of the Securities Law.

A company may not indemnify an office holder against, nor enter into an insurance contract which would provide coverage for, any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his fiduciary duty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if such breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal gain; or

•	any fine or penalty levied against the office holder as a result of a criminal offense.

Under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, a company’s office holders, must be approved under the same terms that apply to approval of the terms of office and employment of the office holders.

Our Articles of Association allow us to exempt any office holder to the maximum extent permitted by law, before or after the occurrence giving rise to such exemption. Our Articles of Association also provide that we may indemnify any office holder, to the maximum extent permitted by law, against any liabilities he or she may incur in such capacity, limited with respect (i) to the categories of events that can be foreseen in advance by our Board of Directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by our Board of Directors to be reasonable in the particular circumstances. Similarly, we may also agree to indemnify an office holder for past occurrences, whether or not we are obligated under any agreement to provide such indemnification. Our Articles of Association also allow us to procure insurance covering any past or present officer holder against any liability which he or she may incur in such capacity, to the maximum extent permitted by law. Such insurance may also cover the company for indemnifying such office holder. We have obtained directors’ and officers’ liability insurance covering our officers and directors and those of our subsidiaries for certain claims. In addition, we have provided our directors and officers with letters providing them with exemption and indemnification to the fullest extent permitted under Israeli law.

Item 16.  Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 17.  Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (ii) above and this paragraph (iii)  do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petah Tikva, Israel, on May 5, 2014.

By:	/s/Amiram Levinberg
Amiram Levinberg
Chairman of the Board of Directors

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints Yaniv Reinhold and Alon Levy or either of these, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he or she may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on May 5, 2014.

Signature	Title
/s/ Amiram Levinberg Amiram Levinberg	Chairman of the Board of Directors
/s/ Yaniv Reinhold Yaniv Reinhold	Chief Financial Officer (Principal Accounting and Financial Officer)
/s/ Haim Benyamini Haim Benyamini	Director
/s/ Jeremy Blank Jeremy Blank	Director
/s/ Amiram Boehm Amiram Boehm	Director
/s/ Ishay Davidi Ishay Davidi	Director
/s/ Gilead Halevy Gilead Halevy	Director
/s/ Leora (Rubin) Meridor Leora (Rubin) Meridor	Director
/s/ Kainan Rafaeli Kainan Rafaeli	Director
GILAT NORTH AMERICA, LLC /s/ Yaniv Reinhold Yaniv Reinhold /s/ Moshe (Chico) Tamir Moshe (Chico) Tamir	Authorized Representative in the United States

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement or Agency Agreement (1)
4.1	Memorandum of Association of the Registrant, as amended (2)
4.2	Articles of Association of the Registrant as amended and restated (3)
4.4	Specimen of Ordinary Share Certificate (4)
4.5	Indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness
4.6	Form of Warrant and/or Warrant Agreement (1)
4.7	Form of debt security (1)
5.1	Opinion of General Counsel
5.2	Opinion of Carter Ledyard & Milburn LLP
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of General Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)
25.1	Statement of Eligibility of Trustee under Indenture (5)
___________
(1)	Incorporated by reference, if necessary, to a corresponding exhibit to a Current Report on Form 6-K in connection with an offering of securities.

(2)	Previously filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ending December 31, 2000, which Exhibit is incorporated herein by reference.

(3)	Previously filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the fiscal year ending December 31, 2011, and incorporated herein by reference.

(4)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4 filed on October 11, 2001, which Exhibit is incorporated herein by reference.

(5)	Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.